Exhibit 1.01
Conflict Minerals Report of CRH public limited company
Pursuant to Rule 13p-1 under the Securities Exchange Act of 1934

Section 1: Introduction and Group overview

Section 1.1: Introduction

This is the Conflict Minerals Report of CRH public limited company (herein referred to as “CRH”, the “Group”, “we”, “us”, or “our”) for calendar year 2022 (“Reporting Year 2022”) in accordance with Section 13(p) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 13p-1 thereunder (“Rule 13p-1”). Conflict minerals are defined by the Securities and Exchange Commission (“SEC”) as columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten (“3TG” or “conflict minerals”). Rule 13p-1 imposes certain reporting obligations on SEC registrants whose products contain conflict minerals that are necessary to the functionality or production of their products (such minerals are referred to as “necessary conflict minerals”), excepting conflict minerals that, prior to January 31, 2013, were located “outside the supply chain” (as defined by Form SD). For products that contain necessary conflict minerals, the registrant must conduct in good faith a reasonable country of origin inquiry (“RCOI”) designed to determine whether any of the conflict minerals originated in the Democratic Republic of the Congo (“DRC”) or an adjoining country (together with “DRC”, collectively defined as the “Covered Countries”). If, based on such inquiry, the registrant knows or has reason to believe that any of the necessary conflict minerals contained in its products originated or may have originated in a Covered Country and knows or has reason to believe that those necessary conflict minerals may not be solely from recycled or scrap sources, the registrant must conduct due diligence in order to determine if the necessary conflict minerals contained in those products did or did not directly or indirectly finance or benefit armed groups in the Covered Countries. Terms used in this report which are not defined herein have the meanings set forth in Form SD.

Section 1.2: Group overview

CRH is the leading provider of building materials solutions that build, connect and improve our world. Employing c. 75,800 people at c. 3,160 operating locations in 29 countries, CRH has market leadership positions in both North America and in Europe. As the essential partner for road and critical utility infrastructure, commercial building projects and outdoor living solutions, CRH’s unique offering of materials, products and value-added services helps to deliver a more resilient and sustainable built environment. A Fortune 500 company, CRH is a constituent member of the FTSE 100 Index, the EURO STOXX 50 Index, the ISEQ 20 and the Dow Jones Sustainability Index (DJSI) Europe. CRH is ranked among sector leaders by Environmental, Social and Governance (ESG) rating agencies. CRH’s American Depositary Shares are listed on the NYSE.

CRH has identified over the last ten years that a small portion of our product portfolio included components which contain 3TG and this had minimal impact on our supply chain. Purchases from suppliers of these components represented less than 1% in 2022 (2021: approximately 2%) of CRH’s cost of raw materials and goods for resale.

In 2022, all these products related to certain glazing products within our Building Envelope business. On 28 February 2022, the Group entered into a binding agreement to divest of our Building Envelope business, one of the strategic product platforms within the Group’s former Building Products Division. The transaction closed in April 2022. In this context we identified a total of 3 suppliers from whom float glass with trace amounts of tin on the surface in the oxide form was purchased (the "Identified Suppliers"). This float glass, which the Group purchased from suppliers, was used by the Building Envelope business prior to its divestment and was made by floating molten glass on a bed of molten metal, typically tin. Trace amounts of tin remained on the surface of the float glass in the oxide form.

CRH is committed to responsibly sourcing all its products and raw materials and our objective is to ensure that our direct suppliers are not using 3TG from sources that directly or indirectly finance or benefit armed groups in the Covered Countries.

Exhibit 1.01
Conflict Minerals Report of CRH public limited company
Pursuant to Rule 13p-1 under the Securities Exchange Act of 1934

Section 2: Due diligence framework

In accordance with Rule 13p-1, CRH undertook due diligence measures to determine the source and chain of custody of 3TG in its products, as described in this Form SD, that was necessary to the functionality or production of the products. CRH designed its due diligence measures to be in conformity, in all material respects, with the internationally recognised due diligence framework as set forth in the Organisation for Economic Cooperation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Framework”) and the related supplements for gold and for tin, tantalum and tungsten.

Section 3: Due diligence measures undertaken

CRH’s due diligence measures for 2022 included the five steps listed below, consistent with the OECD Framework.

Step 1: Establish company management systems

CRH previously introduced the following measures to establish management systems per step 1 of the OECD Framework:

•Established a cross-functional conflict minerals compliance team comprised of senior representatives from our Sustainability, Procurement and Finance functions to direct the overall efforts of the conflict minerals compliance programme;
•Established a Group policy which aims to prevent the use of minerals that directly or indirectly finance or benefit armed groups in the DRC or in adjoining countries. This policy is incorporated into our Supplier Code of Conduct (the “Code”) which is available on www.crh.com. The Code is communicated to all suppliers and states that we expect all suppliers to align and comply with applicable conflict minerals reporting rules. We are constantly working on integrating the Code into all CRH sourcing materials such as purchase orders, contracts and e-tenders;
•Developed a grievance mechanism to report any policy violation via the confidential hotline service; we strongly encourage any potential ethical or legal misconduct or violations of the Code to be reported by either the relevant CRH business or the supplier using our 'hotline' facility;
•Instituted a retention policy for conflict minerals programme documentation in accordance with current corporate retention practices;
•Engaged with suppliers, informed them that CRH is subject to Section 1502 of the Dodd-Frank Act (Section 13(p) of the Exchange Act) and sent our enquiries to them in this regard;
•Work remains ongoing to include provisions regarding products or components that contain conflict minerals in supply contract renewals and new contracts;
•Suppliers who provide products or components that contain conflict minerals are engaged in our surveys and continued discussions regarding the country of origin of these minerals. Further details on this process are set out in step 3 below;
•Developed specific roles for appropriate and specialised personnel within CRH Procurement with responsibility to further drive Corporate Social Responsibility (CSR) and sustainability practices into our procurement processes and systems which will enable greater transparency of information going forward; and
•Incorporated a confirmation regarding a supplier’s conflict minerals assessment in our Supplier Code of Conduct annual certification process to determine the use of conflict minerals within CRH.

Exhibit 1.01
Conflict Minerals Report of CRH public limited company
Pursuant to Rule 13p-1 under the Securities Exchange Act of 1934

Step 2: Identify and assess risks in the supply chain

Since our initial reporting year (2013), where we undertook a Group-wide Supply Chain assessment to determine the use of conflict minerals within CRH, we continued to review our applicability assessment of the risk in relation to 3TG in our supply chain. Senior management in our divisions considered the results of our original applicability assessment in the context of changes in the profile of their division’s products and supplier base since that assessment, resulting in the identification of a total of 3 Identified Suppliers of components which contain 3TG during the 2022 reporting year. As of April 2022, CRH has divested all businesses containing Identified Suppliers.

Reporting Year	2021	2022
Total Identified Suppliers – 1 January	3	3
Divested Businesses*	-	(3)
Total Identified Suppliers – 31 December	3	-
* All Identified Suppliers in 2022 related to our Building Envelope business, which was divested in April 2022.

Step 3: Design and implement a strategy to respond to identified risks

As described in Step 2 above, consistent with reporting year 2021, we expanded our inquiries beyond those initial suppliers judged to be high risk through an update review, whereby senior management in our divisions confirmed that the findings of our previous assessments remained appropriate. In addition, we continued to apply procedures designed to confirm that no new high-risk businesses were identified in our recently acquired businesses.

Following the divestment of our Building Envelope business, none of CRH’s current product portfolio includes components containing 3TG. Thus, as at 31 December 2022, CRH had no Identified Suppliers.

Step 4: Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain

In accordance with Rule 13p-1 and the SEC’s current guidance, CRH is not required to obtain an independent private sector audit of this Conflict Minerals Report for Reporting Year 2022.

Step 5: Report on supply chain due diligence

This report and the associated Form SD are available online at www.crh.com.

Since our filing in respect of 2021:

•We continued to maintain our internal management systems used across the Group, specifically the use of our cloud-based Sustainability Reporting Application, as set out in step 1 above;
•We continued our inquiries to ensure we have appropriately identified and assessed the risk relating to the use of 3TG in the Group’s products as outlined in step 2 above;
•We continued to progress our reasonable country of origin inquiries. As of April 2022, all 3 Identified Suppliers had provided details of their smelters; and
•We incorporated our recently acquired businesses into our inquiries and confirmed that no new high-risk businesses were identified as part of these inquiries.

Exhibit 1.01
Conflict Minerals Report of CRH public limited company
Pursuant to Rule 13p-1 under the Securities Exchange Act of 1934

Section 4: Determination

As a previous downstream consumer of 3TG, CRH relied on its direct suppliers to gather information about smelters and refiners in the supply chain. During 2022, CRH engaged with our Building Envelope business (up to the date of divestment) and its 3 Identified Suppliers of the products described above. Since our initial reporting for 2013, we have experienced improved engagement with our Identified Suppliers and, based on assessments of supplier responses, we had observed enhanced understanding of the applicable due diligence requirements and progress in our suppliers’ own inquiries. As at 31 December 2022, CRH had no Identified Suppliers.

Section 5: Risk mitigation

Although none of CRH’s current product portfolio includes components containing 3TG, CRH remains committed to pursuing organisational policies that encourage the responsible sourcing of products and raw materials and will continue to engage with its direct suppliers with the goal of ensuring conflict-free supply chains.

Section 6: Independent audit

In accordance with Rule 13p-1 and the SEC’s current guidance, CRH is not required to obtain an independent private sector audit of this Conflict Minerals Report for Reporting Year 2022.

Forward-Looking Statements

In order to utilise the “Safe Harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, CRH is providing the following cautionary statement:

This Conflict Minerals Report contains certain forward-looking statements with respect to the steps we may take in connection with our conflict minerals due diligence efforts and to encourage responsible sourcing of products and raw materials. These forward-looking statements may generally, but not always, be identified by the use of words such as “will”, “can”, “intends” or similar expressions.

By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that may or may not occur in the future and reflect the Group’s current expectations and assumptions as to such future events and circumstances that may not prove accurate. A number of factors could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements, certain of which are beyond our control and which include, among other things: our ability to identify additional high-risk suppliers; whether our suppliers respond favourably to our efforts to increase engagement with regards to conflict minerals and our Code; and the feasibility of implementing our planned diligence measures in the next compliance period or at all.